                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                               SEDONA CORPORATION
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

[GRAPHIC OMITTED]


                               SEDONA Corporation

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held June 26, 2002


To the Shareholders of
SEDONA Corporation:

         The Annual Meeting of Shareholders of SEDONA Corporation will be held at the Wyndham Franklin Plaza Hotel, 17th and Race Streets, Philadelphia, PA 19103, on Wednesday, June 26, 2002 at 11:00 AM (Local Time), for the following purposes:

         1.   To elect eight (8) directors to serve for the ensuing year; and

         2. To transact such other business as may properly come before the meeting.

         The Board of Directors has no knowledge of any other business to be presented or transacted at the meeting.

         Only shareholders of record on April 30, 2002 are entitled to notice of and to vote at the meeting.

                                             By Order of the Board of Directors,

                                             MICHAEL A. MULSHINE
                                             Secretary

April 30, 2002


YOU ARE CORDIALLY INVITED AND URGED TO ATTEND THE ANNUAL MEETING IN PERSON. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                               SEDONA Corporation
                         455 South Gulph Road, Suite 300
                            King of Prussia, PA 19406

                            ------------------------

                                 PROXY STATEMENT
                                       for
                         Annual Meeting of Shareholders
                            To be Held June 26, 2002

                             -----------------------


         This Proxy Statement, the foregoing Notice of Annual Meeting and the enclosed Form of Proxy are being sent to shareholders on or about May 22, 2002, in connection with the solicitation of proxies for use by the Board of Directors of SEDONA Corporation ("Company"), at the Annual Meeting of Shareholders of the Company ("Meeting") which will be held at the Wyndham Franklin Plaza Hotel, 17th and Race Streets, Philadelphia, PA 19103, on Wednesday, June 26, 2002 at 11:00 A.M. (Local Time), for the purposes set forth in the foregoing Notice of Annual Meeting, and at any and all adjournments or postponements thereof.

Record Date and Outstanding Stock

         The record date ("Record Date") for determining those shareholders entitled to notice of and to vote at the Meeting was April 30, 2002. At that date, the Company had outstanding 500,000 shares of Class A, Series A Preferred Stock, par value $2.00 per share ("Series A Preferred Stock"), 780 shares of Class A, Series F Convertible Preferred Stock, par value $2.00 per share ("Series F Preferred Stock"), 1,500 shares of Class A, Series H Convertible Preferred Stock, par value $2.00 per share ("Series H Preferred Stock") and 45,611,398 shares of Common Stock, par value $0.001 per share ("Common Stock").

Proxies

         Solicitation. Solicitation of proxies is being made by management at the direction of the Company's Board of Directors, without additional compensation, through the mail, in person or by telegraph or telephone. The cost will be borne by the Company. In addition, the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their reasonable expenses in so doing.

         Revocation. The execution of a proxy does not affect the right to vote in person at the Meeting. A proxy may be revoked by the person giving it at any time before it has been voted at the Meeting by submitting a later dated proxy or by giving written notice to the Secretary of the Company. Unless a proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board of Directors.

         Signatures in Certain Cases. If a shareholder is a corporation, the enclosed proxy should be signed in its corporate name by an authorized officer and his or her title should be indicated. If stock is registered in the name of two or more trustees or other persons, the proxy must be signed by a majority of them. If stock is registered in the name of a decedent, an executor or administrator should sign the proxy, and his or her title as such should follow the signature.

Quorum and Voting

         The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast on each matter to be voted upon at the Meeting is necessary for a quorum. The favorable vote of a majority of the votes cast at the Meeting by the Series A Preferred Stock and the Common Stock, voting as a single class, is required for approval of all business which will come before the Meeting, except for the election of directors, who will be elected by at least a plurality of the votes cast at the election.

         Under the Pennsylvania Business Corporation Law, if a shareholder (including a nominee, broker or other record owner) either records the fact of abstention, in person or by proxy, or fails to vote in person and does not return a duly executed form of proxy, such action would not be considered a "vote cast," and would have no effect on the outcome of the vote with respect to voting matters. If a shareholder returns a duly executed form of proxy but has made no specifications with respect to voting matters, the persons named as proxies intend (unless instructed otherwise by the shareholder) to vote for each of the nominees for director named in this Proxy Statement, and to use their discretion in any other matters that may properly come before the Meeting.

         Holders of Class A, Series A Convertible Preferred Stock and Common Stock of record at the close of business on the Record Date will be entitled to one vote per share on all matters properly presented for shareholder approval at the Meeting. Shareholders do not have the right to cumulate their votes for the election of directors. Holders of Class A, Series F Convertible Preferred Stock and Class A, Series H Convertible Preferred Stock are not entitled to vote on the matters set forth herein.

Security Ownership of Management and Certain Beneficial Owners

         The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 31, 2002, assuming conversion of Class A Series A Convertible Preferred Stock into shares of Common Stock, for (i) each person or entity who is known to us to beneficially own five percent or more of the Common Stock, (ii) each of our directors, (iii) each of our Named Executive Officers, and (iv) all directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them unless otherwise indicated. For purposes of the table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date which such person has the right to acquire within 60 days after such date.

-------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF                                      AMOUNT AND NATURE OF
BENEFICIAL OWNER(1)                                     BENEFICIAL OWNERSHIP(2)              PERCENT OF CLASS
-------------------------------------------------------------------------------------------------------------------
Laurence L. Osterwise                                        2,322,553                            4.53%
Marco A. Emrich                                                302,500                            *
Michael A. Mulshine                                          1,600,148(3)                         3.12%
James C. Sargent                                               330,384                            *
R. Barry Borden                                                263,220                            *
Jack A. Pellicci                                               207,868                            *
Robert M. Shapiro                                              170,809                            *
James T. Womble                                                102,324                            *
William K. Williams                                            130,000                            *
All Executive Officers and Directors as a                    5,429,806                           10.59%
Group (9 persons)
-------------------------------------------------------------------------------------------------------------------

* Represents less than one percent.

       (1) The address of all persons listed is c/o SEDONA Corporation, 455 South Gulph Road, King of Prussia, PA 19406.

       (2) Unless otherwise, indicated, each person possesses sole voting and investment power with respect to the shares identified in the table as beneficially owned. The table includes shares which the following directors and executive officers have a right to acquire within 60 days upon the exercise of outstanding options and warrants:

           Mr. Osterwise - 2,088,000 warrants
           Mr. Emrich - 166,250 warrants and 136,250 options
           Mr. Mulshine - 152,485 options and 1,282,250 warrants
           Mr. Sargent - 243,705 options
           Mr. Borden - 242,632 options
           Mr. Pellicci - 186,544 options
           Mr. Shapiro - 128,750 options
           Mr. Womble - 81,000 options
           Mr. Williams - 130,000 options

       (3) Includes warrants to purchase up to 706,415 shares issued to Osprey Partners, a company owned by Mr. Mulshine.

                                    PROPOSAL
                              ELECTION OF DIRECTORS

         At the Meeting, the shareholders will elect eight directors, each to hold office until the next Annual Meeting of Shareholders and until a successor has been elected and qualified.

         The Board of Directors has nominated for election the eight persons designated below as the Company's directors. All nominees have consented to be named and to serve if elected. If a nominee, at the time of his election, is unable or unwilling to serve, and as a result another nominee is designated, the persons named in the enclosed proxy or their substitute will have discretionary authority to vote or to refrain from voting for the other nominee in accordance with their judgment. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted "FOR" the election of Laurence
L. Osterwise, R. Barry Borden, Marco A. Emrich, Michael A. Mulshine, Jack A. Pellicci, James C. Sargent, Robert M. Shapiro and James T. Womble.

        THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR

Nominees

                                    Director
Name                       Age      Since            Position with the Company
----                       ---      -----            -------------------------
Laurence L. Osterwise      54       1996             Chairman of the Board and Director
R. Barry Borden            62       1996             Vice Chairman of the Board and Director (1,2)
Marco A. Emrich            49       1999             President, Chief Executive Officer and Director
Michael A. Mulshine        62       1985             Secretary and Director
Jack A. Pellicci           63       1996             Director (1)
James C. Sargent           86       1992             Director (2)
Robert M. Shapiro          56       1998             Director (2)
James T. Womble            59       1999             Director

--------------------

         (1)  Member of the Compensation Committee of the Board of Directors.

         (2)  Member of the Audit Committee of the Board of Directors.

Background

         The business experience, principal occupation and employment of the nominees have been as follows:

         Laurence L. Osterwise was appointed Chairman of the Board in September 1999, after having served as Chief Executive Officer, President and a Director since April 1997. Mr. Osterwise came to the Company in November 1996 as its Chief Operating Officer and President of SEDONA GeoServices, Inc., a subsidiary. Before joining the Company, he was President of the Communications Division of General Instrument Corporation, now a division of Motorola. Prior to joining General Instrument, Mr. Osterwise was with IBM Corporation for 25 years, where he held positions as President of Production Industries, U.S. Vice President and Corporate Director of Market Driven Quality, and IBM Rochester General Manager and Director of Application Business Systems. Under his leadership, IBM Rochester was awarded the Malcomb Baldridge National Quality Award. Mr. Osterwise received a BS in Mathematics from Duke University in 1969 and an MS in Computer Sciences from Syracuse University in 1973.

         R. Barry Borden, Vice Chairman of the Board since September 1999, was Chairman from June 1998 to September 1999, and has been a Director since June 1996. He has founded and managed businesses in the computer hardware and software industry for the past 30 years. He currently serves as President of LMA Group, a management consulting firm he founded in 1984. He also serves as Executive Chairman of TradeAccess Corporation of Boston, MA, a supplier of enterprise software. From 1997 until 2001, Mr. Borden served as President of Broadbeam Corporation of Princeton, NJ, a supplier of software for wireless data communications. Prior to that he served as Chairman and CEO of Mergent International, a supplier of software for data security on PC desktops and enterprise wide networks. Mr. Borden also serves on the Board of Directors of FASTNET Corporation, an Internet service provider, and AM Communications, a provider of technology for managing and monitoring of broadband systems. Mr. Borden received a BSEE degree from the University of Pennsylvania in 1961.

         Marco A. Emrich has been Chief Executive Officer, President and a Director since September 1999. He has over 20 years of software industry experience. From 1998 to 1999, he served as President and CEO of Cambridge-based e-commerce application service provider Empresa Inc. Prior to joining Empresa Inc., Mr. Emrich was President, CEO and Chairman of CenterLine Software, Inc., where he created and launched a web-based application that enables businesses to monitor, manage and report on network-centric or multi-tier distributed business applications. Prior to CenterLine, he held positions as Senior Director of Cincom Systems, Inc.'s Advanced Technology Group and Manager of NAS Information Network Technology Group at Digital Equipment Corporation. Mr. Emrich holds a Bachelor's degree in Electrical Engineering with specialization in Systems Engineering from Pontifical Catholic University of Rio De Janeiro, Brazil.

         Michael A. Mulshine has been a Director and Secretary since May 1985 and has been associated with the Company on a management consulting basis since 1979. He has been the President of Osprey Partners, a management consulting firm, since 1977. In addition, he is a Director of VASCO Data Security International, Inc., a global provider of enterprise-wide security solutions that support e-business and e-commerce. Mr. Mulshine received a BSEE degree from Newark College of Engineering of the New Jersey Institute of Technology in 1961.

         Jack A. Pellicci, a Director since October 1996, is Group Vice President of Oracle Service Industries where he leads the Global Business Development Group. Prior to joining Oracle in 1992, Mr. Pellicci retired as a Brigadier General with 30 years in the U.S. Army, where he was the Commanding General of the Personnel Information Systems Command. Mr. Pellicci is a member of the Board of Directors of the Open Geospatial Consortium (OGC), a worldwide organization leading the initiative for interoperability of geospatial information and location based services. He serves as a Director on the Boards of the Fairfax County Chamber of Commerce, the United Services Organization
(USO) and is a corporate fellow of the National Governors Association. He is a graduate of the U.S. Military Academy at West Point with a Bachelor of Engineering degree, and received a Master of Mechanical Engineering degree from Georgia Institute of Technology. He is also a member of the Board of Directors of OGETA Services, the Fairfax County Chamber of Commerce and the United Services Organization (USO). He currently serves as a Corporate Fellow for the National Governors Association.

         James C. Sargent, a Director since January 1992, was Counsel to the law firm of Opton, Handler, Gottlieb, Fieler & Katz, and was counsel to Abel Noser Corporation, a member of the New York Stock Exchange. He was previously a partner and counsel to Whitman Breed Abbott & Morgan, LLP, now Winston and Strawn. He was New York Regional Administrator from 1955 to 1956, and Commissioner of the Securities and Exchange Commission from 1956 to 1960.

         Robert M. Shapiro, a Director since November 1998, is Vice President of Global Sales and Business Development for Autoweb.com, a major online automotive retailer. From 1995 to 1997, Mr. Shapiro was Senior Vice President of R. L. Polk & Company, a privately owned $400 million global information services company, where he directed worldwide marketing, product management, and business development activities for all software products sold to the transportation, insurance, finance, retail, fundraising, and publishing industries. Prior to joining R. L. Polk, Mr. Shapiro was Senior Vice President, Commercial Marketing for Prodigy, where he created the first commercially viable interactive service including product positioning and branding. He is noted as a pioneer in building online business-to-consumer commercial sites. Prior to joining Prodigy, Mr. Shapiro gained his early marketing and sales experience during seventeen years with IBM Corporation and Proctor & Gamble. Mr. Shapiro served on the Board of Directors of Blackburn Polk Marketing Services of Canada, and Carfax, USA. He received his BA degree from the University of San Diego in 1967.

          James T. Womble, a Director since April 1999, has been a Director of Acxiom Corporation since 1975, and is Division Leader of its Services Division. This Division has locations in Conway and Little Rock, Arkansas, Chicago, Atlanta, and Memphis and manages relationships around the world with Acxiom's clients in the credit card, retail banking and retail industries. Prior to joining Acxiom, Mr. Womble worked for IBM as a systems engineer and marketing representative. He holds a degree in civil engineering from the University of Arkansas.

Board and Committee Meetings

         The Board of Directors held eleven (11) meetings in 2001. During 2001, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the period for which such incumbent was a director, and (2) the total number of meetings held by all committees on which such incumbent served.

         The Board of Directors has a Compensation Committee, Audit Committee, Finance Committee, Strategic Direction Committee, and a Nominating Committee. The Compensation Committee is responsible for developing and executing plans for the compensation of the executive officers, including the CEO of the Company. Additionally, the Compensation Committee has administered the SEDONA Corporation 2000 Incentive Stock Option Plan (the "2000 Plan"), including the determination, subject to the 2000 Plan's provisions, of the individuals eligible to receive awards, the individuals to whom awards should be granted, the nature of the awards to be granted, the number of awards to be granted, the exercise price, vesting schedule, term, and all other conditions and terms of the awards to be granted. This committee met two (2) times during 2001. The Audit Committee meets with the Company's independent certified public accountants, Ernst & Young LLP, to review the scope and results of auditing procedures and the Company's accounting procedures and controls and met four (4) times in 2001. The Strategic Direction Committee is responsible for the development and presentation of strategic growth plans and initiatives to the Board of Directors for consideration. The Finance Committee was made a regular Committee of the Board of Directors on March 28, 2000. The Nominating Committee was formed by resolution of the Board of Directors in 1998.

Compensation of Directors

         Under our 1992 Long-Term Incentive Plan (the "1992 Plan"), on the first business day of January 1998 and on the first business day of January in each succeeding year through January 2001, each non-employee director of the Company received a grant of an option to purchase shares of Common Stock at the then-current fair market value, as determined in accordance with the 1992 Plan, as follows: an option to purchase 15,000 shares of Common Stock for service on the Board of Directors during the preceding year, plus an option to purchase 2,500 shares of Common Stock for serving as the Chairman of the Board of Directors or Chairman of a committee of the Board of Directors during the preceding year. If, however, a director became eligible for an option grant after the first regularly scheduled meeting of the Board of Directors during any calendar year, the Compensation Committee of our Board of Directors (the "Compensation Committee") determined the size of such option grant by multiplying 15,000 shares (and/or 2,500 shares) by a fraction which was determined by dividing the number of regularly scheduled Board of Directors meetings remaining in the calendar year by six.

         In addition, under the terms of the 1992 Plan, any new director elected to the Board of Directors was granted an option to purchase 25,000 shares of Common Stock at the then-current fair market value, as determined in accordance with the 1992 Plan. The shares underlying these options were to vest at the rate of 5,000 shares per year for five years, commencing on the first anniversary date of his election to the Board of Directors and on each subsequent anniversary thereafter.

         Further, commencing in 1998, on or before January 31 in each year, each non-employee director would receive an annual retainer of $5,000 as cash compensation for his services as a director for the preceding year. Also, each non-employee director would receive $500 for attendance at each Board of Directors and committee meeting, with multiple meetings held on the same day to count as one.

         Certain revisions to non-employee director compensation were made in 2002. Under our 2000 Incentive Stock Option Plan (the "Plan"), each non-employee director of SEDONA, on the first business of January of 2002 and on the first business day of January in each succeeding year, shall receive as compensation for service to the Board of Directors, a grant of an option to purchase Common Stock, at the then current fair market value, as determined in accordance with the Plan, as follows: a 30,000 share option grant for service to the Board of Directors during the preceding year; plus, a 5,000 share option grant for serving as the Chairman of the Board of Directors or a committee of the Board of Directors during the preceding year. If, however, an Eligible Director (as defined in the Plan) shall become eligible for an option grant after the first regularly scheduled meeting to the Board of Directors during any calendar year, the Compensation Committee shall determine the size of such option grant by multiplying 30,000 shares (and/or 5,000 shares) by a fraction which is determined by dividing the number of regularly scheduled Board of Directors meetings remaining in the calendar year by four. The non-employee directors were issued the following option grants in January 2002 for service to the Board of Directors in 2001: Messrs. Borden, Mulshine, Pellicci and Sargent, 35,000 shares; Messrs. Shapiro and Womble, 30,000 shares.

         In addition, any new director elected to the Board of Directors will be granted an option to purchase 50,000 shares of Common Stock (the "New Director Option"), at the then current fair market value, as determined in accordance with the Plan. The shares underlying this option will vest at the rate of 10,000 shares per year for five years, on the anniversary date of the new director's election to the Board of Directors.

         If unexercised, each option shall expire on the tenth anniversary of the date of grant and shall vest and become fully exercisable upon grant, with the exception that the New Director Options shall vest over five years. Once vested, options shall remain fully exercisable until the earlier of: (i) the expiration of their ten-year term; (ii) three years following the optionee's separation from Board of Directors service for any reason; or (iii) one year following the death of the optionee.

         On or before January 31, 2003 and on or before January 31 in each succeeding year, each non-employee director will receive an annual retainer of $10,000 as cash compensation for such director's services for the preceding year. Also, effective January 1, 2002, each non-employee director will receive $750 for each attendance at Board of Directors and committee meetings, with multiple meetings held on the same day to count as one. The amounts shall be subject to annual review and possible adjustment at the discretion of the Board of Directors. In addition, any director's cash compensation obligations that may accrue will be paid in cash only if SEDONA is current in all of its cash obligations, or on a change of control, assuming that all current cash obligations had been met.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation

         The following table sets forth all compensation awarded to, earned by, or paid for services rendered to SEDONA and our subsidiaries in all capacities during the three years ended December 31, 1999, 2000 and 2001 for our President and Chief Executive Officer and Vice President and Chief Financial Officer, who are the only executive officers whose salary and bonus for such year exceeded $100,000 (collectively, the "Named Executive Officers").

-----------------------------------------------------------------------------------------------------------------------
                                  Annual Compensation                Long-Term Compensation
-----------------------------------------------------------------------------------------------------------------------
                                                                               Awards          Payouts
                                                                     --------------------------------------------------
                                                                                   Securities
                                                         Other       Restricted    Underlying
                                                         Annual        Stock        Options/    LTIP      All Other
   Name and Principal             Salary     Bonus    Compensation     Award(s)      SARs      Payouts   Compensation
        Position          Year      ($)       ($)       ($)(1)          ($)           (#)        ($)         ($)
------------------------ ------ ---------- --------- --------------- ------------ ------------ --------- --------------
Marco A. Emrich          2001   $216,923   $18,750         --            --         652,500       --          --
   President and Chief   2000   $225,000   $94,877         --            --              --       --          --
   Executive Officer     1999    $63,173        --         --            --         725,000       --          --
------------------------ ------ ---------- --------- --------------- ------------ ------------ --------- --------------
William K. Williams      2001   $114,500    $4,000         --            --          90,000       --          --
   Vice President and    2000   $130,000   $17,500         --            --              --       --          --
   Chief Financial       1999    $95,000        --         --            --          50,000       --          --
   Officer
------------------------ ------ ---------- --------- --------------- ------------ ------------ --------- --------------

(1) In fiscal year 2001, no executive officer received perquisites or other personal benefits, securities or property as a portion of the executive officer's salary and bonus.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth all options granted to the Named Executive Officers during 2001.

-----------------------------------------------------------------------------------------------------------------
                                Individual Grants
-----------------------------------------------------------------------------------------------------------------
                                                                                  Potential Realizable Value at
                                                                                     Assumed Annual Rates of
                                             Percent of                            Stock Price Appreciation For
                                              Total                                      Option Term (2)
                              Number of      Options/
                             Securities        SARs                                 -----------------------------
                             Underlying      Granted to
                               Options/      Employees   Exercise of
                             SARs Granted    In Fiscal   Base Price                      5%         10%
 Name                          (#)(1)          Year        ($/Sh)   Expiration Date      ($)        ($)
--------------------------- -------------- ------------ ----------- --------------- ------------ ----------------
Marco A. Emrich                652,500        44.5%       $1.03        8/31/09        150,075      515,000
--------------------------- -------------- ------------ ----------- --------------- ------------ ----------------
William K. Williams             90,000         6.1%       $1.03        4/21/09         18,000       63,900
--------------------------- -------------- ------------ ----------- --------------- ------------ ----------------

       (1) Vesting schedule is time-based, generally over a four-year period, which may, in certain cases, be accelerated by performance factors such as stock price.

       (2) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using five percent and ten percent appreciation rates as required to be used in this table by the Securities and Exchange Commission, compounded annually, and are not intended to forecast future appreciation, if any, of our stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or termination of the options following termination of employment. Therefore, the actual values realized may be greater or less than the potential realizable values set forth in the table.

       AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

         The following table sets forth certain information as of December 31, 2001, regarding the number and year-end value of unexercised stock options held by each of the Named Executive Officers. No stock appreciation rights have been granted by the Company.

--------------------------------------------------------------------------------------------------------
                                Number of Securities Underlying
                              Unexercised Options/SARs at Fiscal     Value of Unexercised In-the-Money
                                         Year-End                     Options/SARs at Fiscal Year-End
           Name                             (#)                                  ($)(1)
--------------------------------------------------------------------------------------------------------
                              Exercisable        Unexercisable       Exercisable       Unexercisable
--------------------------------------------------------------------------------------------------------
Marco A. Emrich                 302,500            1,075,000              $0                $0
--------------------------------------------------------------------------------------------------------
William K. Williams             130,000              60,000               $0                $0
--------------------------------------------------------------------------------------------------------

       (1) Market value of underlying securities is based on the closing price of the Common Stock as reported on the Nasdaq SmallCap Market on December 31, 2001 ($0.79), net of the option/warrant exercise price.

Employment Contracts and Change-in-Control Arrangements

         On September 15, 1999, the Company entered into an Employment Agreement with Marco A. Emrich, its Chief Executive Officer and President (the "CEO Agreement"). The CEO Agreement had a term of two years and three months. Pending renewal, Mr. Emrich continues to serve under the terms of this agreement with an annual base salary of $225,000. Mr. Emrich can also earn up to $100,000 annually in the form of cash bonus, subject to quarterly measurements. In addition, under the CEO Agreement, Mr. Emrich received 200,000 options and 175,000 warrants with a strike price of $2.50, which will vest over 4 years at 25% per year. He also was granted 350,000 warrants with a strike price of $2.50 with a four year "cliff vest" provision, and certain acceleration provisions based on stock price performance. In the event of "Change of Control" within 12 months there will be a 33% acceleration of unvested options/warrants; and 50% acceleration after the first 12 months.

         On January 1, 2000, the Company entered into a two -year Employment Agreement with William K. Williams, its Vice President and Chief Financial Officer (the "CFO Agreement"). Pending renewal, Mr. Williams continues to serve under the terms of this agreement, with an annual base salary of $130,000 plus additional compensation as directed by the Board of Directors. Mr. Williams can also earn up to $40,000 annually in the form of cash bonus, subject to quarterly measurements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for recommending compensation policies with respect to our executive officers, and for making decisions about awards under our stock-based compensation plans. Each member of the Compensation Committee is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act"), and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. This report addresses SEDONA's compensation policies for 2001 as they affected the Chief Executive Officer and our other executive officers, including the Named Executive Officers.

Compensation Policies

         The Compensation Committee's executive compensation policies are designed to provide competitive compensation opportunities, reward executives consistent with SEDONA's performance, recognize individual performance and responsibility, underscore the importance of shareholder value creation, and assist SEDONA in attracting and retaining qualified executives. The principal elements of compensation employed by the Compensation Committee to meet these objectives are base salaries, annual cash incentives, and long-term stock-based incentives.

         All compensation decisions are determined following a review of many of our Company's achievements over the past year, the individual's contributions to our success, any significant changes in role or responsibility, and the internal equity of compensation relationships.

         In general, the Compensation Committee intends that the overall total compensation opportunities provided to our executive officers should reflect competitive compensation for executives with corresponding responsibilities in comparable firms providing similar products and services. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions, our financial performance, and the individual's performance in establishing the compensation opportunities for the executive officers. Total compensation opportunities for the executive officers are adjusted over time as necessary to meet this objective. Actual compensation earned by the executive officers reflects both their contributions to SEDONA's actual shareholder value creation and our actual financial performance.

         The competitiveness of our total compensation program - including base salaries, annual cash incentives, and long-term stock-based incentives - is assessed by the Compensation Committee. Data for external comparisons may be drawn from a number of sources, including the publicly available disclosures of selected comparable firms with similar products and national compensation surveys of information technology firms of similar size.

         To present a reasonable comparison of our performance versus our peers, the Board of Directors has determined that it would employ two indexes in the Stock Performance Graph section of this report; (i) the Nasdaq-US Index, and
(ii) the Nasdaq Computer & Data Processing Index, since there is no one index that exactly matches SEDONA's business. As we progress with our business development plans, many of the firms in these indexes will be employed in the peer group to be used by the Compensation Committee to assess the external competitiveness of compensation levels.

         While the targeted total compensation levels for the executive officers are intended to be competitive, compensation paid in any particular year may be more or less than the average, depending upon our actual performance.

Base Salary

         Base salaries for all executive officers, including our Chief Executive Officer, are reviewed by the Compensation Committee on an annual basis. In determining appropriate base salaries, the Compensation Committee considers external competitiveness, the roles and responsibilities of the individual, the internal equity of compensation relationships, and the contributions of the individual to our success.

Annual Cash Incentive Opportunities

         The Compensation Committee believes that executives should be rewarded for their contributions to the success and profitability of SEDONA and, as such, approves the annual cash incentive awards. Incentive awards are linked to the achievement of revenue and net income goals by SEDONA and/or specific business units, and the achievement by the executives of certain assigned objectives. The individual objectives set for our executive officers are generally objective in nature and include such goals as revenue, profit and budget objectives, and increased business unit productivity. The Compensation Committee believes that these arrangements tie the executive's performance closely to key measures of the success of SEDONA or the executive's business unit. All executive officers, including the Chief Executive Officer, are eligible to participate in this program.

Long-Term Stock-Based Incentives

         The Compensation Committee also believes that it is essential to link executive and shareholder interests. As such, from time to time, the Compensation Committee grants stock options to executive officers and other employees under the Plan. In determining actual awards, the Compensation Committee considers the externally competitive market, the contributions of the individual to our success, and the need to retain the individual over time. All executive officers, including the Chief Executive Officer, are eligible to participate in this program.

         Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its Named Executive Officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Although no Named Executive Officer received compensation exceeding this limit in 2001, we have limited the number of shares of Common Stock subject to options which may be granted to our employees in a manner that complies with the performance-based requirements of Section 162(m). While the Compensation Committee does not currently intend to qualify its annual incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m).


                             Respectfully submitted,

                             /s/ R. BARRY BORDEN
                             ---------------------------------
                             R. Barry Borden, Chair

                             /s/ JACK A. PELLICCI
                             ---------------------------------
                             Jack A. Pellicci, Member



Compensation Committee Interlocks and Insider Participation

         The current members of SEDONA's Compensation Committee are Messrs. R. Barry Borden and Jack A. Pellicci. No executive officer of SEDONA has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of our Compensation Committee.

Section 16(a) Beneficial Ownership Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("Commission"), and The Nasdaq Stock Market, Inc. Directors, executive officers and beneficial owners of more than 10% of the outstanding shares of our Common Stock are required by Commission regulations to furnish SEDONA with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms received or written representations that no reports on Form 5 were required, we believe that for the year ended December 31, 2001, all of our directors, executive officers and greater than 10% beneficial owners complied with Section 16(a) filing requirements applicable to them.

AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors of the Company is composed of three independent directors, as required by NASDAQ listing standards. The members of the Audit Committee are R Barry Borden, James C. Sargent (Chairperson) and Robert M. Shapiro. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the Company's financial reporting process on behalf of the Board of Directors. Each year, the Audit Committee recommends to the Board of Directors the selection of the Company's independent auditors.

         Management is responsible for the Company's financial statements and the financial reporting process, including internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with Management and Ernst & Young LLP, the Company's independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with Management and the independent auditors. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of Ernst & Young LLP's judgments about the quality (not just the acceptability) of the Company's accounting principles as applied to financial reporting and whether Ernst & Young expressed itself as being satisfied that the Company's Accounting Staff was forthright and straightforward in answering all questions or comments which Ernst & Young posed to that Accounting Staff and that, in the expressed opinion of the independent auditors, there is no evidence of any lack of forthrightness on the part of the Company Accounting Staff.

         Ernst & Young LLP also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Ernst & Young LLP that Firm's independence. The Audit Committee further considered whether the provision by Ernst & Young LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors' independence.

         Based upon the Audit Committee's discussion with Management and with the independent auditors and the Audit Committee's review of the representation of management and the disclosures by the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee has also recommended the selection of Ernst & Young LLP as the Company's independent auditors for 2002.

                             /s/ JAMES C. SARGENT
                             ---------------------------------------------------
                             James C. Sargent, Chair

                             /s/ R. BARRY BORDEN
                             ---------------------------------------------------
                             R. Barry Borden, Member

                             /s/ ROBERT M. SHAPIRO
                             ---------------------------------------------------
                             Robert M. Shapiro, Member

Audit Fees

         The aggregate fees paid or payable for professional services rendered by Ernst & Young LLP related to the audit of the Annual Financial Statements of the Company and the timely review of the interim financial statements included in quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2001 were $112,000.

Financial Information Systems Design and Implementation Fees

         The aggregate fees for financial information systems design and implementation services rendered by Ernst & Young LLP for the year ended December 31, 2001 were $-0-.

All Other Fees

         The aggregate fees paid or payable for other services rendered by Ernst & Young LLP for the year ended December 31, 2001 were $83,000, primarily for services related to the Company's income tax return preparation and for assistance in regulatory filing requirements pertaining to acquisition related activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In December 2000, the Company entered into a Consulting Agreement with Osprey Partners, a company that is owned by Michael A. Mulshine. Under that agreement, Osprey was to provide services to the Company with regard to shareholder and investor relations activities and for management consulting services. Under the agreement Osprey was issued warrants to purchase up to 56,000 shares of Common Stock, with such warrants to vest at the rate of 4,667 shares on the first of each month for the twelve months starting January 1, 2001, and such warrants to be exercisable for up to ten years at an exercise price of $1.13 per warrant. Under the agreement Osprey was also to be paid a monthly retainer in the amount of $3,500. It is management's belief that the levels of compensation for services provided were favorable to the Company and were reasonably below market rates for such services.

COMPARATIVE STOCK PERFORMANCE

         The graph below compares the cumulative total stockholder return on our Common Stock for the period from December 31, 1996 through December 31, 2001 with the cumulative total return on (i) the "Nasdaq-US Index", and (ii) the "Nasdaq Computer & Data Processing Index." The comparisons assume the investment of $100 on December 31, 1996 in the Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends. We have not paid any dividends on our Common Stock and do not intend to do so in the foreseeable future. The performance graph is not necessarily indicative of future performance.

...................................................................................................................
                                              12/31/96   12/31/97    12/31/98   12/31/99    12/31/00   12/31/01
...................................................................................................................
SEDONA Corporation                             100.00      73.57      64.96       94.02      23.08       21.61
...................................................................................................................
NASDAQ-US Index                                100.00     122.48      172.70     320.87      193.00     153.15
...................................................................................................................
NASDAQ Computer & Data Processing Index        100.00     122.87      219.20     481.81      221.85     178.66
...................................................................................................................


                         COST OF SOLICITATION OF PROXIES

         The Company will bear the cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or facsimile by directors, officers or regular employees of the Company without any special remuneration, or by a professional proxy solicitation organization engaged by the Company.

                                  OTHER MATTERS

         Management is not aware of any other matters to be presented for action at the Meeting or any adjournment thereof. If any other matters come before the Meeting, however, it is intended that shares represented by proxy will be voted in accordance with the judgment of the persons voting them.

                              SHAREHOLDER PROPOSALS

         Any shareholder who, in accordance with and subject to the provisions of the rules of the Commission and applicable laws of the Commonwealth of Pennsylvania, wishes to submit a proposal for inclusion in the Company's Proxy Statement for its next Annual Meeting of Shareholders, must deliver such proposal, in writing, to the attention of the Secretary of the Company at the Company's principal executive offices at 455 South Gulph Road, Suite 300, King of Prussia, PA 19406, not later than January 15, 2003.

                          ANNUAL REPORT TO SHAREHOLDERS

         A copy of the Company's 2001 Annual Report to Shareholders is being transmitted herewith, but does not form a part of the proxy solicitation materials.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO MICHAEL A. MULSHINE, SECRETARY, AT 455 SOUTH GULPH ROAD, SUITE 300, KING OF PRUSSIA, PA 19406.

                      INDEPENDENT CERTIFIED PUBLIC AUDITORS

         The Company's Board of Directors has selected Ernst & Young LLP as auditors for the present fiscal year. A representative of that firm will be present at the annual meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.